UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Flaherty & Crumrine/Claymore Total Return Fund Incorporated

(Name of Issuer)
Common Stock

(Title of Class of Securities)
338479108

(CUSIP Number)

December 31, 2014**
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**This schedule 13G annual amendment is being filed pursuant to Rule 13d-2(b). It amends and supplements the Schedule 13G filed by Guggenheim Funds Distributors, LLC on December 31, 2011.

CUSIP No. 338479108	SCHEDULE 13G/A	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS GI Holdco II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS GI Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners Investment Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 338479108	SCHEDULE 13G/A	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Distributors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 271,830
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 271,830
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 271,830
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.75%
12		TYPE OF REPORTING PERSON (See Instructions) IA & BD

CUSIP No. 338479108	SCHEDULE 13G/A	Page 10 of 15 Pages

Item 1.	(a) Name of Issuer:

Flaherty & Crumrine/Claymore Total Return Fund Incorporated

(b) Address of Issuer’s Principal Executive Offices:

301 E. Colorado Boulevard, Suite 720, Pasadena, CA 91101

Item 2.	(a) Name of Person Filing:

This Statement is jointly filed by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II, LLC, GI Holdco, LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and Guggenheim Funds Distributors, LLC (“Guggenheim Filers”) pursuant to Rule 13d-1(k)(1). Guggenheim Funds Distributors, LLC (“GFD”) acts as sponsor and supervisor of certain unit investment trusts which directly hold the Shares reported herein. In such capacity, GFD has the power to dispose or direct the disposition of the Shares held by these unit investment trusts. These Shares are voted by the trustee of such unit investment trusts so as to insure that the Shares are voted as closely as possible in the same manner and in the same general proportion as are the Shares held by owners other than such unit investment trusts. Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GI Holdco II, LLC, GI Holdco, LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and GFD. GFD is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and a broker dealer registered under Section 15 of the Securities and Exchange Act of 1934.

(b) Address of Principal Business Office, or, if none, Residence:

Guggenheim Capital, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Partners, LLC: 227 West Monroe Street, Chicago, IL 60606

GI Holdco II, LLC: 227 West Monroe Street, Chicago, IL 60606

GI Holdco, LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Partners Investment Management Holdings, LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Funds Services Holdings, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Services, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Distributors, LLC: 2455 Corporate West Dr., Lisle, IL 60532

(c) Citizenship:

Guggenheim Capital, LLC is a Delaware limited liability company.

Guggenheim Partners, LLC is a Delaware limited liability company.

GI Holdco II, LLC is a Delaware limited liability company.

GI Holdco, LLC is a Delaware limited liability company.

Guggenheim Partners Investment Management Holdings, LLC is Delaware limited liability company.

Guggenheim Funds Services Holdings, LLC is a Delaware limited liability company.

Guggenheim Funds Services, LLC is a Delaware limited liability company.

Guggenheim Funds Distributors, LLC is a Delaware limited liability company.

(d) Title of Class of Securities:

Common Stock (the “Shares”)

(e) CUSIP Number:

338479108

CUSIP No. 338479108	SCHEDULE 13G/A	Page 11 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☒	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 338479108	SCHEDULE 13G/A	Page 12 of 15 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of December 31, 2014, each of the Guggenheim Filers may be deemed the beneficial owner of 271,830 Shares.

(b) Percent of class:

2.75% of the Common Stock

(c) Number of shares as to which the person has:

Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II, LLC, GI Holdco, LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC, Guggenheim Funds Distributors, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 271,830

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 271,830

CUSIP No. 338479108	SCHEDULE 13G/A	Page 13 of 15 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See disclosure in Item 2 hereof.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 338479108	SCHEDULE 13G/A	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2015

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

GI Holdco II, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

GI Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Distributors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

CUSIP No. 338479108	SCHEDULE 13G/A	Page 15 of 15 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Flaherty & Crumrine/Claymore Total Return Fund Incorporated, dated as of December 31, 2014 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 17, 2015

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

GI Holdco II, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

GI Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director

Guggenheim Funds Distributors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director